Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Tel: 202.739.3000

Fax: 202.739.3001

www.morganlewis.com

March 21, 2011

Nuveen Municipal High Income Opportunity Fund 2

333 West Wacker Drive

Chicago, IL 60606

Re: Nuveen Municipal High Income Opportunity Fund 2 (File Nos. 333-166771 and 811-22123)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 3 under the Securities Act of 1933 to the Registration Statement of Nuveen Municipal High Income Opportunity Fund 2. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP